UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SWITCH & DATA FACILITIES COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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SWITCH & DATA FACILITIES COMPANY, INC.

Notice of Annual Meeting of Stockholders

To Be Held May 19, 2010

Dear Stockholder:

On Wednesday, May 19, 2010, Switch & Data Facilities Company, Inc. (“Switch & Data”) will hold its 2010 Annual Meeting of Stockholders at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, Florida 33607. The Board of Directors cordially invites all stockholders to attend the meeting which will begin at 11:30 a.m., Eastern Time.

We are holding this meeting for the following purposes:

1.	To elect two Class I directors to hold office for a three-year term expiring in 2013;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered certified public accountants for the fiscal year ending December 31, 2010; and

3.	To attend to other business properly presented at the meeting.

Switch & Data’s Board of Directors selected March 22, 2010 as the record date for determining stockholders entitled to vote at the meeting.

We will follow Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that this allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you need further assistance, please contact Switch & Data’s Investor Relations at (866) 797-2633.

BY ORDER OF THE BOARD OF DIRECTORS

Clayton Mynard
Vice President, General Counsel and Secretary

Tampa, Florida

April 5, 2010

QUESTIONS AND ANSWERS

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials, including this proxy statement and the Switch & Data 2010 Annual Report to Stockholders, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a notice (the “Notice”) was mailed to most of our stockholders which instructs you as to how to access and review all of the proxy materials on the Internet. The Notice also instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions in the Notice for requesting such materials.

Q:	When will the proxy materials first be made publicly available?

A:	The proxy materials will first be made publicly available on April 5, 2010.

Q:	Why am I receiving these materials?

A:	Switch & Data’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Switch & Data to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Wednesday, May 19, 2010 at 11:30 a.m., Eastern Time, at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, Florida 33607. A valid driver’s license or other picture I.D. is required for entry to the meeting.

Q:	On what items of business am I voting?

A:	The election of two Class I directors to hold office for a three-year term expiring in 2013 and the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered certified public accountants for the fiscal year ending December 31, 2010.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned Switch & Data common stock at the close of business on March 22, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to submit your proxy by either: (1) using the toll-free telephone number set forth below; (2) using the Internet website set forth below; or (3) by mail, if you request printed copies of proxy materials. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals.

Q:	Can I change my vote?

A:	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by the following:

1) notifying Switch & Data’s Secretary that you have revoked your proxy;

2) voting in person;

3) returning a later-dated proxy card;

4) voting through the Internet at www.proxyvote.com at a later date; or

5) voting through the toll-free telephone number by calling 1-800-579-1639 at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, 34,962,684 shares of Switch & Data common stock were issued and outstanding. Every holder of Switch & Data common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	The holders of a majority of the voting power of Switch & Data’s issued and outstanding stock entitled to vote at the meeting, present in person or represented by proxy shall constitute a quorum. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. If a broker, bank, custodian, nominee or other record holder of Switch & Data common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum, but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present.

With regard to the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered certified public accountants for the fiscal year ending December 31, 2010, the required vote is a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote, present in person or represented by proxy. An abstention is considered as present and entitled to vote, but is not considered a vote cast with respect to that proposal. Because Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote, an abstention will have the effect of a vote against the proposal. A broker non-vote, on the other hand, is not considered “entitled to vote.” Therefore, broker non-votes will not have an effect on Proposal 2.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Clayton Mynard, Switch & Data’s Vice President, General Counsel and Secretary and George Pollock, Jr., Switch & Data’s Senior Vice President and Chief Financial Officer, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (i) FOR the election of each of the nominees for director; and (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered certified public accountants for the fiscal year ending December 31, 2010; and (iii) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	Stockholders eligible to vote at the Annual Meeting may vote on the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on May 18, 2010.

Stockholders eligible to vote at the Annual Meeting may also vote by telephone by calling (800) 690-6903 on any touch-tone telephone. Votes submitted via telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2010.

Stockholders voting via the Internet or the telephone should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the stockholder must bear.

Please note that the method of voting does not affect your right to vote in person at the Annual Meeting. Also, please be aware that Switch & Data is not involved in the operation of either of the voting procedures described above and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies or any erroneous or incomplete information that may appear.

Q:	When are the stockholder proposals for the 2011 Annual Meeting of Stockholders due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607, no earlier than October 7, 2010 and no later than December 6, 2010. In addition, the proxy solicited by the Board for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 19, 2011.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual stockholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	What is the complete mailing address, including zip code, of Switch & Data’s principal office?

A:	Switch & Data’s principal executive office is located at 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607, and its telephone number at that location is (813) 207-7700.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently has eight directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2010 (Class I directors), 2011 (Class II directors) and 2012 (Class III directors). At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors until the 2013 Annual Meeting. The Board has nominated William Luby and Kathleen Earley, who are both current members of the Board, to stand for re-election at the Annual Meeting for Class I director seats. Pursuant to The NASDAQ Marketplace Rules and the applicable SEC rules, the Board determined that Mr. Luby and Ms. Earley are each independent. Detailed information on each nominee is provided under the heading Directors and Executive Officers.

The individuals named as proxies will vote the enclosed proxy for the election of William Luby and Kathleen Early unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

Information about the Board of Directors and Committees

The Board has determined that the following members of the Board are independent pursuant to Rule 5605(a)(2) of The NASDAQ Marketplace Rules and the applicable SEC rules: Kathleen Earley, George Kelly, William Luby, Arthur Matin, G. Michael Sievert, Michael Sileck and M. Alex White. The Board has determined that Keith Olsen, who is a Switch & Data officer, is not independent.

The Board met 18 times during 2009. Other than Mr. Sievert and Ms. Earley, each director attended at least 75% of the aggregate of: (a) the total number of meetings of the Board held during the period when he or she was a director; and (b) the total number of meetings held by all committees of the Board on which he or she served during the period when he or she was a director.

The Board encourages, but does not require, all directors and director nominees to attend the Annual Meeting. Three of Switch & Data’s directors attended the 2009 Annual Meeting.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and Switch & Data’s amended certificate of incorporation and amended and restated by-laws.

Audit Committee

Our Audit Committee consists of M. Alex White, Kathleen Earley and Michael Sileck. Mr. White acts as the chairperson of the Audit Committee. All members are “independent” as defined under and required by applicable SEC rules and The NASDAQ Marketplace Rules, and the Board has determined that Messrs. White and Sileck are “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934. The purpose of the Audit Committee is to assist the Board in the oversight of: (1) the integrity of Switch & Data’s financial statements and reports; (2) the independent registered certified public accountants’ qualifications, independence and performance; (3) the performance of the internal audit function; (4) Switch & Data’s system of internal controls and (5) Switch & Data’s compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered certified public accounting firm, PricewaterhouseCoopers LLP. In addition, approval of the Audit Committee is required prior to our entering into any related-party transaction. It is also responsible for “whistle-blowing” procedures and certain other compliance matters.

The Audit Committee met four times during 2009, and its charter can be located on our website at www.switchanddata.com.

Compensation Committee

Our Compensation Committee currently consists of Arthur Matin, George Kelly and G. Michael Sievert, each of whom is independent within the meaning of Rule 5605(a)(2) of The NASDAQ Marketplace Rules. Mr. Matin acts as the chairperson of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board regarding the compensation and benefits of Switch & Data’s executive officers. The Compensation Committee also administers the issuance of stock options, annual incentive programs and other awards and establishes and reviews policies relating to the compensation and benefits of Switch & Data’s employees and consultants. The Compensation Committee does not believe that the compensation policies and practices of the Company create risks that are reasonably likely to have a material adverse impact on the Company.

In addition, the Compensation Committee has the exclusive authority to retain and to terminate a compensation consultant. It exercised this authority in 2008 by retaining Watson Wyatt Worldwide (“Watson Wyatt”), a nationally recognized executive compensation consulting firm, to provide a thorough executive compensation study for the 2008 fiscal year, to assist in benchmarking the competitiveness of executive officer compensation, and to make suggestions for 2009, 2010, and 2011 compensation. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate. See “Compensation Discussion and Analysis” and “Compensation Committee Report” for a discussion of the Compensation Committee’s role in the determination of executive and director compensation.

The Compensation Committee met two times during 2009, and its charter can be located on our website at www.switchanddata.com.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee establishes procedures for the nominating process, recommends candidates for election to the Board and nominates officers for election by the Board. The Corporate Governance and Nominating Committee’s purpose is also to encourage and enhance communication among independent directors.

The current members of the Corporate Governance and Nominating Committee are Kathleen Earley, George Kelly, William Luby, Arthur Matin, G. Michael Sievert, Michael Sileck and M. Alex White, each of whom is independent within the meaning of Rule 5605(a)(2) of The NASDAQ Marketplace Rules. Mr. Luby acts as the chairperson of the Corporate Governance and Nominating Committee. The purposes of the Nominating and Corporate Governance Committee are: (1) to identify new candidates who are qualified to serve as directors of Switch & Data and on committees of the Board; (2) to recommend to the Board the candidates for election to the Board; (3) to advise the Board with respect to the Board’s composition, procedures and committees; (4) to oversee the evaluation of the Board and (5) to enhance communication among independent directors. As set forth in the general guidelines established pursuant to its charter, the Corporate Governance and Nominating Committee seeks to identify potential directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness and (c) represent the balanced, best interests of our stockholders as a whole. In selecting nominees, the Corporate Governance and Nominating Committee assesses independence, character and integrity, potential conflicts of interest, experience and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Corporate Governance and Nominating Committee has the authority to retain a third-party search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Corporate Governance and Nominating Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Corporate Governance and Nominating Committee and by the Board.

We believe that our current directors possess diverse and complementary experiences and skills. Although we have not adopted a formal diversity policy, we believe that the Corporate Governance and Nominating Committee has successfully brought together a mix of individuals with different strengths and attributes who work together to create a Board that is collegial, engaged and effective in performing its duties. For a discussion of the specific backgrounds and qualifications of our current directors, see the “Directors and Executive Officers” section.

The Corporate Governance and Nominating Committee will consider nominees for the Board that are proposed by our stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration may do so by writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. A stockholder’s notice must:

1.	set forth as to each proposed nominee, (a) the name, age, business address and residence address of the proposed nominee; (b) the proposed nominee’s principal occupation or employment; (c) the class or series and number of shares of Switch and Data capital stock owned beneficially or of record by the proposed nominee and (d) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filing required by the applicable SEC rules to be made in connection with solicitations of proxies for election of directors;

2.	set forth as to the stockholder giving the notice, (a) the stockholder’s name and record address; (b) the class or series and number of shares of Switch and Data capital stock owned beneficially or of record by the stockholder; (c) a description of all arrangements or understandings between the stockholder and each nominee any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (d) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filing required by the applicable SEC rules to be made in connection with solicitations of proxies for election of directors and

3.	be accompanied by the proposed nominee’s written consent to be nominated and, if elected, to serve as a director. In addition, Switch & Data may require the proposed nominee to provide additional information or to meet in person to discuss any additional information.

The Corporate Governance and Nominating Committee met four times during 2009, and its charter can be located on our website at www.switchanddata.com.

Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities, and our Board’s role is to engage in informed risk oversight. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise and financial risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•

the Board monitors our risk management activities, through, among other things, receiving management updates and committee reports at its regularly scheduled meetings on our business operations, financial results, compensation programs and strategy, and discusses the risks resulting from, and related to these items; and

•

the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer, our guidelines and policies regarding financial and other major risk exposures, and the steps management has taken to monitor and control such exposures.

Our Annual Report on Form 10-K, which is filed with the SEC, provides a detailed description of our business and risk factors.

Communications with Board of Directors

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. Such communications will be delivered directly to the Board.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee do not have any interlocking relationships as defined under applicable SEC regulations.

Code of Ethics

Switch & Data has adopted a Code of Ethics that is applicable to all directors, executive officers and employees. The Code of Ethics is located on our website at www.switchanddata.com.

Transactions with Related Persons

In 2009, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission.

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Switch & Data and its stockholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Switch & Data and its stockholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Switch & Data would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are not inconsistent with the best interests of Switch & Data and its stockholders. While the Board does not currently have a written related party transactions policy governing the Board’s policies and procedures regarding the review, approval or ratification of related party transactions, the Board is confident that the Audit Committee will adequately review and approve, ratify or deny all related party transactions, and all potential related party transactions, that could be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS.

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to audit the financial statements of Switch & Data for the fiscal year ending December 31, 2010, and to perform other appropriate services, subject to ratification by stockholders. PricewaterhouseCoopers LLP has audited the financial statements of Switch & Data

(and Switch & Data’s predecessor entity, the “Predecessor”) since the period ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

AUDIT COMMITTEE REPORT

Switch & Data Facilities Company, Inc.’s Audit Committee is composed of three directors, all of which the Board has determined to be independent for purposes of both Rules 5605(a)(2) and 5605(c) of The NASDAQ Marketplace Rules and the applicable SEC rules. The Audit Committee operates pursuant to the Audit Committee Charter posted on Switch & Data’s website (www.switchanddata.com).

With respect to Switch & Data’s 2009 fiscal year, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Switch & Data’s management and the independent registered certified public accountants;

2. The Audit Committee has discussed with the independent registered certified public accountants of Switch & Data the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

3. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered certified public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered certified public accountants the independent registered certified public accountants’ independence; and

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in Switch & Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered certified public accountants. Accordingly, the Audit Committee’s considerations and discussions do not ensure that the audit of Switch & Data’s financial statements has been carried out in accordance with generally accepted auditing standards (GAAS) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (GAAP).

Submitted by the Audit Committee

M. Alex White (Chairperson)

Kathleen Earley

Michael Sileck

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Switch & Data’s consolidated financial statements for the year ended December 31, 2009 have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has also been selected, subject to ratification by stockholders, to audit Switch & Data’s consolidated financial statements for the year ending December 31, 2010, and to provide review services for each of the quarters in the year ending December 31, 2010. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statement that he deems appropriate.

Aggregate fees for professional services rendered for Switch & Data and the Predecessor, collectively, by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2009 were as follows:

	December 31,
	2008	2009
Audit Fees	$1,282,000	$1,015,000
Audit-Related Fees	—	240,875
Tax Fees	177,963	106,023
All Other Fees	1,690	1,690

Total Fees	$1,461,653	$1,363,588

Audit Fees for the years ended December 31, 2008 and 2009, respectively, were for professional services rendered for the audits of the consolidated financial statements of Switch & Data, review of the interim financial statements included in quarterly reports, consents, income tax provision procedures, comfort letters and assistance with review of documents filed with the SEC (including Switch & Data’s S-3 Registration Statement in 2008).

Audit-Related Fees are for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of Switch & Data’s financial statements and are not reported under “Audit Fees.” Such fees in 2009 included services provided in relation to the merger transaction pursuant to which Sundance Acquisition Corporation, a wholly-owned subsidiary of Equinix, Inc. (“Equinix”), will, subject to the satisfaction or waiver of the conditions in the merger agreement, merge with and into Switch and Data, with Switch and Data surviving as a wholly-owned subsidiary of Equinix.

Tax Fees for the years ended December 31, 2008 and 2009, respectively, were for services related to tax compliance, including the preparation of tax returns, tax planning, and tax advice, including assistance with tax audits and appeals.

All Other Fees for the years ended December 31, 2008 and 2009, respectively, were for accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

In connection with rules adopted under the Sarbanes-Oxley Act of 2002, the Audit Committee established a practice of pre-approving all services provided by PricewaterhouseCoopers LLP. The Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to Switch & Data by PricewaterhouseCoopers LLP. The policy: (i) identifies the guiding principles that the Audit Committee must consider in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (ii) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed and (iii) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of services that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list of services as an appendix to the policy. The Audit Committee then sets an annual fee limitation for generally pre-approved services. For 2009, that limit was $50,000. Any fees for the generally pre-approved services that exceed this fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCK OWNERSHIP

The following table sets forth, as of March 22, 2010, certain information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of Switch & Data’s outstanding shares of common stock, (ii) each of Switch & Data’s directors, (iii) each of Switch & Data’s executive officers, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Switch & Data Facilities Company, Inc., 1715 N. Westshore Boulevard, Suite 650, Tampa, Florida, 33607. A total of 34,962,684 shares of Switch & Data’s common stock were issued and outstanding as of the Record Date.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Keith Olsen(1)	755,477	2.1%
William Luby(2)(3)	5,456,612	15.6%
George Pollock, Jr.(4)	228,188	*
Ernest Sampera(5)	177,127	*
William Roach(6)	304,805	*
Charles Browning(7)	118,250	*
Ali Marashi(8)	80,667	*
Clayton Mynard(9)	52,439	*
Kathleen Earley(10)	68,306	*
George Kelly(2)(11)	6,838,631	19.6%
Arthur Matin(12)	78,306	*
G. Michael Sievert(13)	22,500	*
Michael Sileck(13)	27,500	*
M. Alex White(14)	43,750	*
All directors and executive officers as a group(14 persons)	14,252,558	39.3%
The CapStreet Group(11)	6,822,035	19.5%
Seaport Capital(3)	5,441,612	15.6%
Columbia Wanger Asset Management, L.P.(15)(16)	3,864,000	11.1%

*	less than 1%
(1)	Includes 527,988 options that are exercisable within 60 days of March 22, 2010.
(2)	Includes 15,000 options that are exercisable within 60 days of March 22, 2010.
(3)	The shares beneficially owned by “Seaport Capital” include 3,218,627 shares (9.2%) owned of record by Seaport Capital Partners II, L.P. (“Seaport Partners”), 68,232 shares (0.2%) owned of record by Seaport Investments, LLC (“Seaport Investments”), 1,646,745 shares (4.7%) owned of record by CEA Capital Partners USA, LP (“CEA”) and 508,008 shares (1.5%) owned of record by CEA Capital Partners USA CI, LP (“CEA CI”). The general partner of Seaport Partners is CEA Investment Partners II, LLC. CEA Investment Partners II, LLC is controlled by Seaport Associates, LLC, which is controlled by William Luby and James Collis. Seaport Investments is controlled by Mr. Luby and Mr. Collis. CEA and CEA CI are each controlled by CEA Investment Partners, L.P. which is controlled by CEA Capital Corp. CEA Capital Corp. is controlled by J. Patrick Michaels, Jr. Mr. Luby, Mr. Collis and Mr. Michaels each disclaim beneficial ownership of these shares Each entity has an address of c/o Seaport Capital, 199 Water Street, 20th Floor, New York, NY 10038.

(4)	Includes 76,633 options that are exercisable within 60 days of March 22, 2010.
(5)	Includes 176,627 options that are exercisable within 60 days of March 22, 2010.
(6)	Includes 54,450 options that are exercisable within 60 days of March 22, 2010.
(7)	Includes 54,450 options that are exercisable within 60 days of March 22, 2010.
(8)	Includes 80,667 options that are exercisable within 60 days of March 22, 2010.
(9)	Includes 32,267 options that are exercisable within 60 days of March 22, 2010.
(10)	Includes 68,306 options that are exercisable within 60 days of March 22, 2010.
(11)	The shares beneficially owned by “The CapStreet Group” include 4,814,563 shares (13.8%) owned of record by CapStreet II, L.P. (“CapStreet II”), 589,409 shares (1.7%) owned of record by CapStreet Parallel II, L.P. (“CapStreet Parallel”), 1,417,649 shares (4.1%) owned of record by CapStreet Co-Investment II-A, L.P. (“CapStreet Co-Investment” and collectively with CapStreet Parallel, the “CapStreet Entities”) and 414 shares (less than 1%) owned of record by The CapStreet Group, LLC. The CapStreet Group, LLC, is (i) the general partner of CapStreet GP, II, L.P. which is the general partner of CapStreet II, and (ii) the general partner of each of the CapStreet Entities. Mr. Kelly, as Chairperson of The CapStreet Group, LLC, may be deemed to be the beneficial owner of these shares. Mr. Kelly disclaims beneficial ownership of such shares. Each entity has an address of 600 Travis Street, Suite 6110, Houston, Texas 77002.
(12)	Includes 78,306 options that are exercisable within 60 days of March 22, 2010.

(13) Includes 22,500 options that are exercisable within 60 days of March 22, 2010.

(14)	Includes 33,750 options that are exercisable within 60 days of March 22, 2010.
(15)	The amount shown and the following information is derived from a Schedule 13G filed by Columbia Wanger Asset Management, L.P. (“Columbia”), reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, Columbia has sole voting power over 3,714,000 shares and sole dispositive power over 3,864,000 shares. According to the Schedule 13G, certain of the shares that are reported on this Schedule 13G are held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia.
(16)	The address for this stockholder is 227 West Monroe Street, Suite 3000, Chicago, Illinois, 60606.

Potential Change in Control

On October 21, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Equinix, Inc. (“Equinix”) and Sundance Acquisition Corporation, a wholly-owned subsidiary of Equinix (“Merger Sub”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into us. We will survive as a wholly-owned subsidiary of Equinix (the “Merger”) but all of our current stockholders will cease to be stockholders of Switch and Data.

On January 29, 2010, our stockholders voted to approve the Merger. Completion of the Merger remains subject to the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the satisfaction or waiver of the other closing conditions specified in the Merger Agreement. While we cannot make any assurances that it will be consummated, the Merger is expected to close in the second quarter of 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock to file reports of ownership, and changes in ownership, of Switch & Data’s common stock with the SEC. The directors, officers and ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2009, all directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock were in compliance with their filing requirements, except Michael Sileck filed a Form 4, which reported one open market purchase during our 2009 fiscal year, one day late.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers as of March 22, 2010 are as follows:

Name	Positions and Offices Held	Age	Year First Became a Director(1)
Keith Olsen	Chief Executive Officer, President, Director	53	2004
William Luby	Chairperson of the Board of Directors	50	1999
George Pollock, Jr.	Senior Vice President, Chief Financial Officer and Treasurer	42	—
Ernest Sampera	Senior Vice President of Marketing and Chief Marketing Officer	49	—
William Roach	Senior Vice President of Sales	66	—
Charles Browning	Senior Vice President of Operations	63	—
Ali Marashi	Vice President of Engineering and Chief Information Officer	41	—
Clayton Mynard	Vice President, General Counsel and Secretary	46	—
Kathleen Earley	Director	58	2003
George Kelly	Director	60	1999
Arthur Matin	Director	53	2003
G. Michael Sievert	Director	40	2008
Michael Sileck	Director	49	2008
M. Alex White	Director	58	2006

(1)	This column provides the date when each of our directors was appointed to Switch & Data’s or the Predecessor’s board of directors.

Mr. Luby and Ms. Earley are Class I directors; Messrs. Kelly, Matin, and Sileck are Class II directors; and Messrs. Olsen, Sievert, and White are Class III directors. The term of office of the Class I directors expires at the annual meeting of stockholders in 2010; the term of office of the Class II directors expires at the annual meeting of stockholders in 2011; and the term of office of the Class III directors expires at the annual meeting of stockholders in 2012. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Keith Olsen, Chief Executive Officer, President and Director. Mr. Olsen was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in February 2004. Prior to joining us, Mr. Olsen served as a Vice President of AT&T, where he was responsible for indirect sales and global sales channel management from May 1993 to February 2004. From 1986 to 1993, Mr. Olsen served as Vice President of Graphnet, Inc., a provider of integrated data messaging technology and services. Mr. Olsen holds a bachelor’s degree from the State University of New York, Geneseo.

William Luby, Chairperson. Mr. Luby was appointed as the Chairperson of our Board of Directors in February 1999. Since October 1996, Mr. Luby has served as the Managing Partner of Seaport Capital and its predecessor companies. Mr. Luby currently serves as a director of several privately held companies, including Elias Arts, Mandalay Baseball Properties, Story Worldwide, Worley Industries and Mariannas Cablevision. Mr. Luby holds a bachelor’s degree from Trinity College and an MBA from The Fuqua School of Business at Duke University.

George Pollock, Jr., Senior Vice President, Chief Financial Officer and Treasurer. Mr. Pollock has served as our Chief Financial Officer since May 2001 and as a Senior Vice President since January 2003. Since 2009, Mr. Pollock has also been President and a director of the Florida Institute of CFOs, a professional organization for CFOs. Since 2003, Mr. Pollock has been a director of Roche Surety, Inc., a privately held corporation. From August 1999 to May 2001, Mr. Pollock served as our Vice President of Finance. Prior to joining us, Mr. Pollock served as Chief Financial Officer of the Merchant Banking Division of Communications Equity Associates (CEA), an international investment and merchant bank specializing in the media, communications and Internet industries, from January 1997 to August 1999. Mr. Pollock holds a bachelor’s degree and a master’s degree in accounting from the University of Florida. He is also a certified public accountant.

Ernest Sampera, Senior Vice President of Marketing and Chief Marketing Officer. Mr. Sampera has served as Senior Vice President of Marketing and Chief Marketing Officer since August 2004. Since July 2009, Mr. Sampera has also served as a director of the not-for-profit Lions Eye Institute for Transplant & Research Foundation, Inc. Prior to joining us, Mr. Sampera served as Vice President of Channel Marketing for AT&T Business Services, where he was responsible for centralizing AT&T’s Business Sales Channel Marketing business unit from 2000 to 2003. Prior to AT&T, Mr. Sampera held executive sales, marketing and management information systems positions with IBM, UNISYS and the American Medical Association. Mr. Sampera holds a bachelor’s degree in finance from the University of Akron.

William Roach, Senior Vice President of Sales. Mr. Roach has served as Senior Vice President of Sales since November 2003. Prior to joining us, Mr. Roach served as Interim Chief Executive Officer of SonicWall, Inc., a provider of integrated Internet security appliances, from May 2002 to October 2003. From July 1999 to November 2001, Mr. Roach served as Chief Operating Officer and Chief Executive Officer of PCTEL, Inc., a provider of wireless connectivity products and test tools to cellular carriers, wireless Internet providers, personal computer original equipment manufacturers and wireless equipment manufacturers. Prior to his service at PCTEL, Inc., Mr. Roach held a variety of executive level business and sales positions at Maxtor Corporation, Wyle Corporation, Quantum Corporation and Intel Corporation. During his 13 year tenure at Intel, Mr. Roach held a variety of positions in general management, sales and marketing. Mr. Roach holds a bachelor’s degree from Purdue University.

Charles Browning, Senior Vice President of Operations. Mr. Browning has served as Senior Vice President of Operations since March 2008. From December 2000 to March 2008, Mr. Browning served as Vice President of Operations. Prior to becoming our Vice President of Operations, Mr. Browning served as our Director of Operations from March 2000 to November 2000. Before joining us, Mr. Browning served as Director, Americas Telecom Solutions for TCSI Corporation from 1999 to 2000, as Vice President, North American Operations—Communications Market Sector Group from 1997 to 1998 and Principal, Communications Market Sector from 1995 to 1997 for Unisys Corporation, and Managing Director, Manhattan Operations for NYNEX Corporation from 1991 to 1995. Mr. Browning holds a bachelor’s degree from the State University of New York.

Ali Marashi, Vice President of Engineering and Chief Information Officer. Mr. Marashi has served as Vice President of Engineering and Chief Information Officer since August 2005. Prior to joining us, Mr. Marashi served as Chief Technology Officer of Internap Network Services, a provider of collocation and internet based services,, where he was responsible for technology direction and development, network operations and carrier relations from March 2000 to June 2005. From July 1997 to March 2000, Mr. Marashi served as Network Engineer for Networks and Distributed Computing at the University of Washington. Mr. Marashi holds a bachelor’s degree from the University of Washington.

Clayton Mynard, Vice President, General Counsel and Secretary. Mr. Mynard has served as our Vice President, General Counsel and Secretary since June 2003. Prior to joining us, Mr. Mynard was Of Counsel to the private law firm of Allen Dell, P.A. from February 2003 to June 2003, and in private practice from May 2002 to February 2003. From October 2000 to April 2002, Mr. Mynard served as Senior Vice President, Business Affairs and General Counsel to Communications Equity Associates (CEA), an international investment and merchant bank specializing in the media, communications and Internet industries. Mr. Mynard holds a J.D. from the University of Florida and a Bachelors degree from Florida State University.

Kathleen Earley, Director. Ms. Earley has been a member of our Board of Directors since September 2003. From November 2004 to September 2008, Ms. Earley served as President and Chief Operating Officer of TriZetto, a healthcare technology provider. From 1994 to 2001, Ms. Earley served as Senior Vice President of Enterprise Networking and Chief Marketing Officer of AT&T. From 2004 to 2009, she served as director of Vignette Corporation, a publicly traded company. She currently serves as a director of two additional companies: Digital Realty Trust, Inc., a publicly traded company, and Gateway EDI, a privately held company. Ms. Earley holds a bachelor’s degree and an MBA from the University of California, Berkeley.

George Kelly, Director. Mr. Kelly has served as a member of our Board of Directors since February 1999. Since June 1990, Mr. Kelly has served as Chairman of The CapStreet Group, and currently serves as Chairman and Chief Executive Officer. Mr. Kelly currently serves as a director of Warren Alloy, Inc., Worldwise, Inc., and Trinity Steel Fabricators, Inc. Mr. Kelly holds a bachelor’s degree from Union College and an MBA from the Amos Tuck School of Business at Dartmouth College.

Arthur Matin, Director. Mr. Matin has been a member of our Board of Directors since November 2003. Since July 2008, Mr. Matin has served as President and Chief Executive Officer, and since September 2007, as Director, of Mandalay Baseball Properties, the owner of a number of minor league baseball franchises. From January 2007 to July 2008, Mr. Matin served as President, Chief Executive Officer, and Director of TouchTunes Music Corporation, a supplier of digital-downloading jukeboxes and music services to North America’s coin-machine operators and distributors. From March 2006 to September 2006, Mr. Matin served as President and Chief Executive Officer of Softricity, Inc., a provider of application virtualization and on-demand delivery services. From March 2004 to July 2005, Mr. Matin served as Executive Vice President of Worldwide Sales for Veritas Software Corporation, a provider of storage and security software. From November 2001 to February 2004, Mr. Matin served as President of McAfee Security for Network Associates, Inc., a supplier of network security and management software. From January 2000 to November 2001, Mr. Matin served as Senior Vice President of Sales and Marketing of CrossWorlds Software, Inc., a provider of enterprise application integration software. Prior to joining CrossWorlds Software, Inc., Mr. Matin managed U.S. and international sales operations at IBM for 19 years, most recently as Vice President of the Industrial Sector for the Americas.

G. Michael Sievert, Director. Mr. Sievert has been a member of our Board of Directors since February 2008. Since May 2009, Mr. Sievert has served as Chief Commercial Officer of Clearwire Corporation, a publicly traded company. From January 2009 (when Switchbox Labs, Inc., a company which Mr. Sievert co-founded in February 2008, was acquired by Lenovo, Inc.) to May 2009, Mr. Sievert served as Senior Vice President and Chief Marketing Officer of Lenovo, Inc. From February 2008 to January 2009, Mr. Sievert served as the co-founder and Chief Executive Officer of Switchbox Labs, Inc. From February 2005 to February 2008, Mr. Sievert served as Microsoft Corporate Vice President, Windows Marketing. Prior to Microsoft, from February 2002 to February 2005, Mr. Sievert was Executive Vice President and Chief Marketing Officer at AT&T Wireless. From 1998 to 2001, Mr. Sievert held a series of positions at E*Trade Financial, including Vice President of Marketing, and Executive Vice President and Chief Global Marketing and Sales Officer. Mr. Sievert holds a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania.

Michael Sileck, Director. Mr. Sileck has been a member of our Board of Directors since January 2008. Since January 2009, Mr. Sileck has been working independently as a consultant. Since May 2009, Mr. Sileck has served as a director, and on the audit committee, of Unifi, Inc., a publicly traded textile company, and since June 2009, as a director, and on the audit committee, of Geeknet, Inc., a publicly traded technology company. From February 2007 through December 2008, Mr. Sileck served as Chief Operating Officer, and from June 2005 to February 2007, as Chief Financial Officer, of World Wrestling Entertainment, Inc. (“WWE”), a publicly traded entertainment company. In addition, Mr. Sileck served as a director of WWE from 2005 through December 2008. From March 2002 to March 2005, Mr. Sileck was Senior Vice President, Chief Financial Officer of Monster Worldwide, Inc., a publicly traded parent company of a leading global online careers property. From September 1999 to February 2002, Mr. Sileck was CFO and Senior Vice President of USA Networks, Inc., a then publicly traded media and commerce company. Mr. Sileck holds a bachelor’s degree from Wayne State University and an MBA from Oklahoma City University. He is also a Certified Public Accountant.

M. Alex White, Director. Mr. White has been a member of our Board of Directors since October 2006. Since October 2008, Mr. White has led the audit practice of Baumann, Raymondo & Company PA, an accounting firm based in Tampa, Florida. From February 2005 to October 2008, Mr. White independently consulted with various companies regarding finance and accounting matters. From 1977 through January 2005, Mr. White was a practicing certified public accountant and, beginning in 1987, an audit partner with Deloitte & Touche LLP. Mr. White’s practice focused on public companies.

DIRECTOR QUALIFICATIONS AND LEADERSHIP STRUCTURE

Our Board of Directors includes eight members who are well-qualified to serve on the Board and represent our stockholders’ best interests. We believe that our directors provide our Board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise; public company board experience; knowledge of the data center and related industries and of Switch and Data’s business; experience with companies with a global presence and those that have high-growth strategies; and extensive operational and strategic planning experience in complex, global companies. The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to the Board of Directors, in addition to the biographical summaries provided above for each director.

Director	Key Qualifications
Keith Olsen	His experience as the chief executive officer of the Company, extensive knowledge of the telecommunications and data center industries, and an in-depth knowledge of the Company’s business, strategy and management team. It is customary for the chief executive officer to be a member of the Board of Directors in U.S. public companies.

William Luby	His financial expertise, knowledge of the Company and the data center industry, leadership experience as the managing partner of a value-based, active private equity firm, and extensive board experience. His role as Managing Partner of a major stockholder, Seaport Capital, is a further qualification.

Kathleen Earley	Her experience as the chief operating officer and chief marketing officer of global, publicly-traded companies, strong knowledge of the network and telecommunications industries, and board and audit committee experience.

George Kelly	His financial expertise, knowledge of the Company and related industries, leadership experience as the chairman and chief executive officer of a private equity firm, and extensive sales and board experience. His role as Chairman of a major stockholder, CapStreet, is a further qualification.

Arthur Matin	His sales expertise, experience as a chief executive officer of multiple companies, extensive knowledge of the technology and data center industries, and extensive board experience.

G. Michael Sievert	His service in various executive officer roles at multiple public companies, extensive knowledge of the technology and data center industries, and marketing expertise.

Michael Sileck	His service in various executive officer (including service as a chief financial officer) roles at multiple public companies, operational and financial expertise, and board experience.

M. Alex White	His extensive career with a big four public accounting firm with a focus on public companies, financial expertise, and audit committee experience.

Our Board is led by an independent Chairman, Mr. Luby. Our Chief Executive Officer, Mr. Olsen, is the only member of the Board who is not an independent director. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board, strengthens the Board’s independence from management and, as a result of such independence (among other factors), facilitates effective risk oversight. In addition, separating these roles allows Mr. Olsen to focus his efforts on running our business and managing the Company in the best interests of our stockholders, while we are able to benefit from Mr. Luby’s prior experience as a chairman of other company boards.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of compensation during the 2009 fiscal year for the following individuals, collectively referred to as the “Named Executive Officers”:

•	Keith Olsen, Chief Executive Officer, President and Director;

•	George Pollock, Jr., Senior Vice President, Chief Financial Officer and Treasurer;

•	Ernest Sampera, Senior Vice President of Marketing and Chief Marketing Officer;

•	Ali Marashi, Vice President of Engineering and Chief Information Officer;

•	William Roach, Senior Vice President of Sales ; and

•	Charles Browning, Senior Vice President of Operations.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure that follows.

The following provides a brief overview of the more detailed information that follows in this Compensation Discussion and Analysis:

•

Our executive compensation program consists primarily of four elements: base salary; annual cash performance bonuses (which are disclosed in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column); performance-based restricted stock awards and stock option awards.

•

To remain competitive in regards to compensation, we generally target each element of our executive compensation program to be between the 50th and 75th percentile of our select peer group, as recommended by Watson Wyatt, which includes the following ten companies (and which consists of competitors, customers, and certain other companies): Akamai Technologies, Inc., Equinix, Inc., Internap Network Services Corporation, Keynote Systems, Inc., Limelight Networks, Inc., NaviSite Inc., NIC Inc., SAVVIS, Inc., Terremark Worldwide, Inc., and Tumbleweed Communications Corp. (collectively, “Our Peer Group”).

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders.

•

The annual cash performance bonus element of our compensation package supports our “pay for performance” compensation philosophy; while the performance-based restricted stock award and stock option award elements serve as both retention mechanisms and as means to focus our executives on long-term strategic goals, growth and performance.

•	A majority of our executives’ compensation is at risk in the form of annual cash performance bonuses, performance-based restricted stock awards, and stock option awards.

•	We historically have not provided material perquisites.

Primary Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are as follows:

•

Increase Our Overall Equity Value. One of our primary goals is to increase our overall equity value. We designed the annual cash performance bonus element of our executive compensation program to increase as our revenues and adjusted EBITDA increase above established targets and to decrease as these amounts decrease below established targets. We believe that this design provides our executives with a strong incentive to increase our overall equity value by working to increase our revenues and adjusted EBITDA. (Adjusted EBITDA is a non-GAAP measure that we define as operating income before depreciation, amortization, stock-based compensation, lease litigation costs, deferred rent, and certain other costs).

•

Alignment of Our Executives’ Interests with Those of Our Stockholders. We attempt to align our executives’ economic interests as closely as possible with our stockholders’, primarily through awarding performance-based restricted stock and stock options to our executives. We believe that our awarding of performance-based restricted stock and stock options to our executives encourages our executives to acquire and maintain significant ownership of our stock, which causes our stock value to have a significant financial impact on our executives.

•

Competitiveness and Internal Equity. To attract well-qualified executives, motivate these executives to perform at their best and to retain executives with abilities necessary to maximize our long-term equity value, our total compensation and benefits must be competitive and reflect the value of each executive’s position in the external market and within our organization. We attempt to maintain our competitiveness by targeting our executive compensation to be between the 50th and 75th percentile of Our Peer Group.

•

Reward Short-Term and Long-Term Performance. We believe that, particularly given the current challenging conditions in the general economy, our stockholders’ interests are best-served by us linking a significant portion of our executive compensation to both short-term (in the form of annual cash performance bonuses) and long-term performance (in the form of performance-based restricted and stock option awards). As described below, the amount of our executives’ annual cash bonuses are subject to achievement of our revenues and adjusted EBITDA targets. Further, if our revenues, adjusted EBITDA, or both, are below minimum thresholds, then our executives do not receive an annual cash bonus. Similarly, if our stock price does not rise to certain levels, then our executives do not receive a significant amount of potential long-term compensation.

•

Simplicity. We currently believe that it is in the best interests of our stockholders and our executive officers that our compensation program, and each of its elements, remain simple and straightforward. We believe this relative simplicity should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies. This simplicity also increases the transparency of, and thus furthers our investors’ understanding of, such policies. We attempt to achieve this by maintaining a limited number of elements in our executive compensation program, as well as structuring the performance criteria of our compensation elements in a straightforward manner.

Our Executive Compensation Process

Our Compensation Committee oversees our compensation and employee benefit plans, including our executive, director, incentive and equity-based compensation plans.

Regarding our executive compensation program, our Compensation Committee reviews at least annually: (i) the objectives of our executive compensation program, including the annual cash performance bonus element, the performance-based restricted stock award element, and the stock option award element, and (ii) the effectiveness of our executive compensation program in achieving these objectives. If our Compensation Committee deems it appropriate, it changes, or recommends that the Board change: (i) the objectives of our executive compensation program; (ii) the structure, details or desired results of the elements of our executive compensation program or (iii) both (i) and (ii).

As part of its role in overseeing our executive compensation program, our Compensation Committee evaluates annually the performance of our Chief Executive Officer and our other executive officers. Our Compensation Committee sets the compensation levels of our Chief Executive Officer and our other executive officers based on these reviews, as well as Mr. Olsen’s recommendations regarding our other executive officers, market data, and our competitive position. Our Compensation Committee also periodically reviews the following four components for total executive compensation: (i) base salary; (ii) annual cash performance bonuses; (iii) performance-based restricted stock awards and (iv) stock option awards.

Our Compensation Committee has the exclusive authority to retain, and to terminate, a compensation consultant. No decision has been made as to retention of a compensation consultant in 2010. In 2008, our Compensation Committee retained Watson Wyatt to provide a thorough executive compensation study for the 2008 fiscal year, to assist in benchmarking the competitiveness of executive officer compensation, and to provide compensation suggestions for fiscal years 2009, 2010, and 2011. In 2008, Watson Wyatt reported to the Compensation Committee and did not provide any services to our management. In 2009, Watson Wyatt did not provide any services for either the Compensation Committee or our management.

In addition, as part of its duties in setting these compensation levels, our Compensation Committee establishes at the beginning of each year: (i) the performance goals to be achieved in order to determine the amount of annual cash performance bonuses that each of the executive officers will receive and (ii) the criteria for the granting of performance-based restricted stock and stock options. Our Compensation Committee establishes these goals and criteria based on our most recent annual results of operations and operating goals for the upcoming year. By basing the goals and criteria for our annual cash performance bonuses, performance-based restricted stock awards, and stock option awards on our business operating goals, our Compensation Committee believes that it is providing significant economic incentives to our executives to create sustainable long-term value for our stockholders.

The final portion of our Compensation Committee’s duties in setting annual compensation levels occurs at the end of each year when it: (i) certifies that the performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code and (ii) approves the granting of the performance-based restricted stock and stock options in accordance with the criteria established at the beginning of the year.

Benchmarking

Our Compensation Committee addresses each element of our executive compensation program in the context of the compensation that the companies in Our Peer Group provide. In 2009 and prior to 2008, our Compensation Committee informally reviewed the compensation practices of comparable companies rather than retain a compensation consultant to conduct a formal assessment. In 2008, however, as discussed above, our Compensation Committee formally retained Watson Wyatt to assess our executive compensation program. Specifically, Watson Wyatt focused in 2008 on our executive pay packages, our mix of compensation components, the alignment of our current pay packages with our overall pay philosophy and strategy and the annual cash performance bonus element, performance-based restricted stock award element, and stock option award element of our executive compensation program.

Pending Merger with Equinix

The Merger Agreement limits certain of our activities that are considered as other than in the ordinary course of business, including that except (a) as required by law, (b) to the extent required by existing benefit plans, with respect to the payment of bonuses and other incentive compensation to employees as part of the normal yearend compensation process following completion of our 2009 fiscal year and (c) with respect to a retention program established in connection with the Merger and agreed to by us and Equinix, we may not, without the consent of Equinix, (w) grant or increase any severance or termination pay to or enter into any employment or deferred compensation agreement with respect to any director, officer or employee, (x) increase benefits payable under any existing severance or termination pay policies, (y) establish or amend any collective bargaining or benefits plan or (z) increase compensation, bonus or other benefits payable to any employee, other than annual merit increases in the ordinary course of business and in amounts below specified thresholds.

Elements of our Executive Compensation

Our executive compensation program consists of four primary elements: base salary, annual cash performance bonuses, performance-based restricted stock awards, and stock option awards. In addition to these elements, we have provided, and will continue to provide, our executive officers with certain benefits, such as healthcare plans and 401(k) matches, that are available to all employees.

While our Compensation Committee reviews the total compensation paid to each of our executive officers, we view each element of our executive compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation.

We determine the appropriate levels of our total compensation, and each compensation element, based on several factors, such as comparing our compensation levels to those paid by Our Peer Group and other comparable companies (whether through a formal benchmarking performed by a third-party compensation consultant or an informal review of the compensation practices of comparable companies), our overall performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that we deem to be relevant. We have not currently adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Base Salary. The base salaries paid to our executive officers are established based on the scope of their responsibilities, taking into account the compensation paid by other companies with which we believe we compete for executives. To provide a competitive base salary, our Compensation Committee targets executive officer annual base salaries between the 50th and 75th market percentiles of Our Peer Group. Some of these base salaries are mandated by employment agreements with our executive officers (for a description of these agreements, please see the section below titled “Employment Agreements”), which may not necessarily reflect the target market percentiles.

We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not directly contingent upon our overall performance. We annually review our base salaries, and may adjust them from time to time based on market trends, along with the applicable executive officer’s responsibilities, performance and experience. For 2009: (i) Mr. Olsen’s base salary remained at $425,000; (ii) Mr. Pollock’s base salary was increased approximately 4.17% to $250,000; (iii) Mr. Sampera’s base salary was increased approximately 3.26% to $222,000; (iv) Mr. Marashi’s base salary was increased approximately 3.29% to $220,000; (v) Mr. Roach’s base salary was increased approximately 3.24% to $223,000 (as discussed in footnote 4 to the Summary Compensation Table, Mr. Roach also earned a sales commission of $166,875 in 2009); and (vi) Mr. Browning’s base salary was increased approximately 3.24% to $223,000. Our Compensation Committee believes that the base salaries of our executive officers are consistent with its assessment of trends and competitive data.

Annual Cash Performance Bonus. Our annual cash performance bonuses, as opposed to our performance-based restricted stock awards and stock option awards, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe the immediacy of these cash performance bonuses, in contrast to our performance-based restricted stock awards and stock option awards which vest over a period of time, provides an incentive to our executives towards achieving their respective individual objectives, and thus our company-level objectives. Accordingly, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a major factor in attracting and retaining our executive officers. To provide competitive annual cash performance bonuses, our Compensation Committee targets executive officer annual cash performance bonuses between the 50th and 75th market percentiles.

We use annual cash performance bonuses to reward each of our executive officers when we achieve certain company-level financial objectives and the applicable executive officer attains certain individual performance objectives (each set of objectives is measured on an annual basis). Our company-level financial objectives, for purposes of determining annual cash performance bonuses, are the achievement of certain revenue and adjusted EBITDA goals. Upon our achievement of these targets: (i) our bonus pool is funded, with the level of funding of the bonus pool dependent on our levels of revenue and adjusted EBITDA achievement and (ii) from this bonus pool, we pay each of our executive officers a bonus equal to a percentage of each of their respective annual salaries, with the percentages specific to each individual executive officer’s performance.

Our annual cash performance bonus plan is funded if we achieve certain revenue and adjusted EBITDA targets. Our 2009 revenue and adjusted EBITDA targets were $210.2 million and $73.1 million, respectively. Revenue and adjusted EBITDA were each weighted 50% in terms of determining the amount of our bonus pool. In March 2009, our Compensation Committee established the targeted amount of our 2009 bonus pool at approximately 10% of total Company base wages, or $2.8 million. Our Compensation Committee believes that the revenue and adjusted EBITDA targets, along with the targeted amount of our 2009 bonus pool, were effective motivators because they are measurable, clearly understood and the drivers of improving both our revenue and profitability, which we believe should create long-term value for our stockholders.

As illustrated in the below performance grid, the funding of our 2009 bonus pool depended on our achievement of revenue and adjusted EBITDA targets. On the upside, the maximum amount of our 2009 bonus pool was capped at approximately $4.2 million. On the downside, if we did not meet both of the minimum revenue and adjusted EBITDA targets, then our 2009 bonus pool would not have been funded.

Adjusted EBITDA Component	Adjusted EBITDA	Bonus	% of Base Bonus
Less than 90%	$65,780,099	$—	0%
90%	$65,780,100	$692,750	50%
95%	$69,434,550	$1,039,125	75%
99%	$72,358,110	$1,316,225	95%
100%	$73,089,000	$1,385,500	100%
105%	$76,743,450	$2,078,250	150%
110%	$80,397,900	$2,078,250	150%
115%	$84,052,350	$2,078,250	150%

Revenue Component	Revenue	Bonus	% of Base Bonus
Less than 90%	$189,143,099	$—	0%
90%	$189,144,000	$692,750	50%
95%	$199,652,000	$1,039,125	75%
99%	$208,058,000	$1,316,225	95%
100%	$210,160,000	$1,385,500	100%
105%	$220,668,000	$1,731,875	125%
110%	$231,176,000	$2,078,250	150%
115%	$241,684,000	$2,078,250	150%

Our 2009 actual revenue and adjusted EBITDA were $205.4 million and $76.3 million, respectively. Therefore, based on the tables above, the pool was funded at 116.1% of the targeted amount, or $3.2 million. The calculation is as follows:

	Actual Achievement	Component Value from Performance Grid	Bonus	% of Base Bonus
Actual Adjusted EBITDA	$76,264,000	104%	$2,065,185	149.1%
Actual Revenue	$205,438,000	98%	$1,152,815	83.2%

Total Bonus Pool for 2009			$3,218,000	116.1%

Of the $3.2 million 2009 total bonus pool, we paid a total of $0.9 million (or 28.6% of our 2009 bonus pool) to our Named Executive Officers, at an average percentage of 131% of the 2009 target bonus. From the 2009 bonus pool, the 2009 annual cash performance bonuses that were paid to our Named Executive Officers were determined through a three part process.

First, the 2009 target bonus for each of our Named Executive Officers was 50% of his annual salary, except for: (a) Mr. Olsen who has a target bonus of not less than $250,000 as dictated by his employment agreement and (b) Mr. Roach, who does not participate in our annual cash performance bonus plan.

Second, as a result of our 2009 actual revenue and adjusted EBITDA and the calculation of our 2009 bonus pool at 116.1% of the targeted amount, each of our Named Executive Officers (other than Mr. Roach) was eligible to receive 116.1% of his 2009 target bonus.

Third, these amounts were then subject to adjustment, as discussed below, based on the achievement of each of our Named Executive Officers (other than Mr. Roach) of his individual performance commitments. This achievement was determined through evaluations performed by Mr. Olsen (who evaluated all of the Named Executive Officers other than Mr. Roach and himself) and the Compensation Committee (who evaluated all of the Named Executive Officers other than Mr. Roach).

Mr. Olsen’s individual performance commitments were established at the beginning of 2009 in consultation with members of the Compensation Committee and additional members of the full Board. These commitments, and the weighting of each of these commitments in adjusting his 2009 bonus, were: (i) 50% on Switch & Data’s achievement of the 2009 revenue and adjusted EBITDA targets ($210.2 million and $73.1 million, respectively); and (ii) 50% on the completion of certain strategic initiatives led by the other Named Executive Officers all of whom are Mr. Olsen’s direct reports.

Each of our other Named Executive Officers (except for Mr. Roach who does not participate in our annual cash performance bonus plan), in consultation with Mr. Olsen, established his performance commitments for 2009 at the beginning of the year. These performance objectives differed for each Named Executive Officer based on his individual responsibilities and the business function that he manages, and included one or more of the following quantitative and qualitative and financial and strategic measures:

•	contribution to our financial performance;

•	innovation;

•	product development and implementation;

•	quality of our products and services;

•	customer satisfaction;

•	organizational culture and leadership;

•	strategic planning and development;

•	operational excellence in our data centers; and

•	efficiency and productivity.

The performance commitments, and the weighting of each of these commitments in adjusting the 2009 bonuses, for our Named Executive Officers (other than Messrs. Olsen and Roach) included:

•

For Mr. Pollock—(i) 50% on Switch & Data’s achievement of the 2009 revenue and adjusted EBITDA targets ($210.2 million and $73.1 million, respectively); (ii) 20% on improving Switch & Data’s customer satisfaction rating; (iii) 20% on completion of the site-to-system data integrity analysis; and (iv) 10% on: (A) the implementation of a formal cross-departmental communication plan and (B) the implementation of a succession plan.

•

For Mr. Sampera—(i) 50% on Switch & Data’s achievement of the 2009 revenue and adjusted EBITDA targets ($210.2 million and $73.1 million, respectively); (ii) 20% on improving Switch & Data’s customer satisfaction rating; (iii) 20% on completion of the site-to-system data integrity analysis; and (iv) 10% on the implementation of a formal cross-departmental communication plan.

•

For Mr. Marashi—(i) 50% on Switch & Data’s achievement of the 2009 revenue and adjusted EBITDA targets ($210.2 million and $73.1 million, respectively); (ii) 20% on improving Switch & Data’s customer satisfaction rating; (iii) 20% on completion of the site-to-system data integrity analysis; and (iv) 10% on: (A) the implementation of a formal cross-departmental communication plan and (B) the implementation of a succession plan.

•

For Mr. Browning—(i) 50% on Switch & Data’s achievement of the 2009 revenue and adjusted EBITDA targets ($210.2 million and $73.1 million, respectively); (ii) 20% on improving Switch & Data’s customer satisfaction rating; (ii) 20% on (A) the completion of the site-to-system data integrity analysis and (B) the successful implementation of the Network Operations Center; and (iii) 10% on: (A) the implementation of a formal cross-departmental communication plan and (B) the implementation of a succession plan.

After the end of 2009, the Compensation Committee, in its discretion, approved the bonus amount for each Named Executive Officer (other than Messrs. Olsen and Roach) based on Mr. Olsen’s recommendations to the Committee. Mr. Olsen’s recommendations reflected his assessment of each Named Executive Officer’s actual performance as measured against his 2009 individual performance goals. For Mr. Olsen, the Compensation Committee determined his bonus amount based on the Compensation Committee Chairperson’s evaluation of Mr. Olsen’s performance.

Long-Term Incentive Program. While our Compensation Committee began awarding performance-based restricted stock awards in 2009, we historically have only granted time-based stock option awards to our executives. We believe that each of these types of awards provides our executive officers with a strong link to our long-term performance, creates an ownership culture and closely aligns the interests of our executive officers and our stockholders. To provide a competitive long-term incentive program, our Compensation Committee targets executive officer equity compensation (which includes both the performance-based restricted stock award and the stock option award elements) between the 50th and 75th market percentiles.

In determining the size of equity grants to our executive officers, our Compensation Committee considers our company-level performance, the grant date fair value, the applicable executive officer’s performance, comparative share ownership of our competitors, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards and the recommendations of management and any other consultants or advisors that our Compensation Committee may choose to consult.

We currently do not have any formal plan requiring us to grant equity compensation on specified dates. We have not previously awarded equity grants in connection with the release or the withholding of material non-public information. We intend to ensure that we do not award equity grants in connection with the release or the withholding of material non-public information and that the grant value of all equity awards is equal to the fair market value on the date of grant.

We do not currently have any equity ownership guidelines for our executive officers.

For 2009, 40% of our executive officer equity compensation was in the form of performance-based restricted stock awards and 60% was in the form of stock option awards.

Performance-Based Restricted Stock Awards. These awards are at-risk and variable. In addition to the benefits discussed above regarding our long-term incentive program, we believe that the annual revenue and adjusted EBITDA criteria are effective motivators because they are measurable, clearly understood, and the drivers of improving both our revenue and profitability, which we believe should create long-term value for our stockholders.

The vesting of these awards is based on our annual revenue and adjusted EBITDA during the three-year period beginning on January 1, 2009, and ending on December 31, 2011 (the “Performance Period”). Also, these awards vest (if at all) only after the Performance Period and do not vest in separate tranches following each year of the Performance Period.

Annual revenue and EBITDA for each of the three years during the Performance Period shall be calculated separately and compared to targets established for each year. Targets are set to equal publicly disclosed guidance at the beginning of each year. Our 2009 revenue and adjusted EBITDA targets were $210.2 million and $73.1 million, respectively. While our Compensation Committee has set our 2010 revenue and adjusted EBITDA targets we have not publicly disclosed these targets due to our pending merger with Equinix. Targets for 2011, in the event the pending merger with Equinix is not consummated, have yet to be established.

The cumulative achievement of the targets during the Performance Period shall be calculated as a weighted average of the measurements of revenue and adjusted EBITDA for each of the years during the Performance Period, with each of the six separate target measurements weighted equally. The portion of the recipient’s rights and interest in the performance-based restricted stock awards, if any, that become vested and non-forfeitable and ceases to be restricted shall be determined in accordance with the following schedule:

Performance Goal (Stated as Weighted Average Achievement of Annual Revenue and EBITDA Targets)	Percentage of Shares Vested
Less than 95%	0%
Not less than 95% and less than 100%	75%
Not less than 100% and less than 105%	100%
105% or greater	125%

The targeted amount of performance-based restricted stock awards granted to our named executive officers was as follows: Mr. Olsen—32,536; Mr. Pollock—16,467; Mr. Sampera—14,733; Mr. Marashi—17,333; Mr. Roach—11,700; and Mr. Browning—11,700. Our 2009 actual revenue and adjusted EBITDA were $205.4 and $76.3 million, respectively. Therefore, based on the tables above and for the purposes of determining the percentage of shares vested after the Performance Period, the 2009 revenue achieved was 75% and the 2009 adjusted EBITDA achieved was 125%.

Stock Option Awards. We believe that our time-based stock option awards have particular value in aiding retention because they provide an incentive to our executive officers to remain employees during the vesting period.

2007 Stock Incentive Plan. In 2007, we adopted the 2007 Stock Incentive Plan. Eligible participants in the 2007 Stock Incentive Plan include our employees, consultants and non-employee directors. The 2007 Stock Incentive Plan provides for the granting of both incentive and nonqualified stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. The 2007 Stock Incentive Plan has a total of 8,314,270 shares reserved for grant, of which 621,859 options and 204,573 performance-based restricted stock awards were granted during 2009. Of such options, 586,859 were granted to our employees and have a weighted average exercise price of $6.42, with a ten year contractual term, vesting 25% each year over four years. The remaining 35,000 options were granted to non-employee directors and have a weighted average exercise price of $5.84, with a ten year contractual term, vesting immediately. Of the 204,574 performance-based restricted stock awards, all were granted to employees and vest as described above.

Future awards issued under the 2007 Stock Incentive Plan will likewise be subject to a time-based or performance-based vesting schedule determined at the time of grant. Generally, the exercise price of options granted under the 2007 Stock Incentive Plan will be required to be at least equal to the fair market value of shares of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted will be required to equal at least 110% of the fair market value on the grant date and the maximum term of the option will be required to not exceed five years. The term of all other options under the 2007 Stock Incentive Plan will be required to not exceed ten years.

Severance and Change of Control Arrangements. As discussed in more detail in the “Employment Agreements” section below, our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a relatively new public company and to enhance the enforceability of certain non-compete provisions against executive officers upon the termination of their respective employment agreements.

Other Compensation. Our executive officers currently are entitled to participate in our health, life and disability insurance plans and our 401(k) plan to the same extent that our employees are entitled to participate.

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2007, 2008, and 2009, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our four other Named Executive Officers serving in such capacity as of December 31, 2007, 2008, and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Keith Olsen	2009	425,000		—		190,010	378,393	320,000	8,250	1,321,653
Director, Chief Executive Officer and President	2008	425,000		—		—	657,227	400,000	7,750	1,489,977
	2007	400,000		—		—	1,823,776	340,000	9,373	2,573,149
George Pollock, Jr.	2009	250,000		—		96,167	191,509	160,000	8,250	705,926
Senior Vice President, Chief Financial Officer and Treasurer	2008	240,000		—		—	332,629	250,000	7,750	830,379
	2007	230,000		—		—	923,020	159,000	7,750	1,319,770
Ali Marashi	2009	220,000		—		101,225	201,584	140,000	8,250	671,059
Vice President of Engineering and Chief Information Officer	2008	213,000		—		—	350,130	180,000	7,750	750,880
	2007	207,000		60,000	(3)	—	971,600	143,000	4,060	1,385,660
Ernest Sampera	2009	222,000		—		86,041	171,346	140,000	8,250	627,637
Senior Vice President and Chief Marketing Officer	2008	215,000		—		—	297,610	175,000	7,750	695,360
	2007	205,000		—		—	825,860	141,500	7,750	1,180,110
Charles Browning	2009	223,000		—		68,328	136,071	160,000	8,250	595,649
Senior Vice President of Operations	2008	216,000		—		—	236,340	165,000	7,750	625,090
	2007	210,000		—		—	655,830	145,000	7,033	1,017,863
William Roach	2009	389,875	(4)	—		68,328	136,071	—	—	594,274
Senior Vice President of Sales	2008	473,384	(4)	—		—	236,340	—	—	709,724
	2007	542,011		—		—	655,830	—	—	1,197,841

(1)	Amounts shown in this column reflect the aggregate grant date fair value. This valuation is made in accordance with generally accepted accounting principles, excluding any forfeiture estimates. See Notes 2 and 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for a discussion of all of our assumptions made in determining the values of our equity awards.
(2)	Amounts included in the “All Other Compensation” column are primarily Company 401(k) matching contributions.
(3)	Mr. Marashi received a one-time bonus of $60,000 in lieu of 10,000 stock options of our Predecessor, as agreed to in his offer letter, but never granted.
(4)	Includes $257,384 and $166,875 for 2008 and 2009, respectively, paid to Mr. Roach in the form of sales commissions. Mr. Roach does not participate in Switch & Data’s non-equity incentive plan.

GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information about cash and equity incentive compensation awarded to our Named Executive Officers in fiscal 2009, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our non-equity incentive plan for fiscal 2009 performance; (3) the range of performance-based restricted stock shares that may be earned in respect of the 2009 to 2011 performance period; (4) the number and exercise price of option awards; and (5) the grant date fair value of the option awards and performance-based restricted stock awards computed under generally accepted accounting principles.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Keith Olsen	2/24/2009	125,000	250,000	375,000	24,402	32,536	40,670	48,804	5.84	568,403
Director, Chief Executive Officer and President
George Pollock, Jr.	2/24/2009	62,500	125,000	187,500	12,350	16,467	20,584	24,700	5.84	287,676
Senior Vice President, Chief Financial Officer and Treasurer
Ali Marashi	2/24/2009	55,000	110,000	165,000	13,000	17,333	21,666	26,000	5.84	257,387
Vice President of Engineering and Chief Information Officer
Ernest Sampera	2/24/2009	55,500	111,000	166,500	11,050	14,733	18,416	22,100	5.84	302,809
Senior Vice President and Chief Marketing Officer
Charles Browning	2/24/2009	55,750	111,500	167,250	8,775	11,700	14,625	17,550	5.84	204,399
Senior Vice President of Operations
William Roach	2/24/2009	—	—	—	8,775	11,700	14,625	17,550	5.84	204,399
Senior Vice President of Sales

(1)	The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our non-equity incentive plan in respect of fiscal 2009 performance. If performance is below threshold, then no amounts are paid. For additional information related to the annual cash incentive awards including performance targets and funding, see the “Compensation Discussion and Analysis” section of this proxy statement.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of performance-based restricted stock shares that may be earned in respect of the 2009 grant. For additional information related to the performance-based restricted stock awards, including performance targets see the “Compensation Discussion and Analysis” section of this proxy statement.
(3)	These options vest 25% each year over the next four years.
(4)	The “Grant Date Fair Value of Stock and Option Awards” column shows the aggregate grant date fair value of the performance-based restricted stock awards and option awards granted to the Named Executive Officers in fiscal 2009. The grant date fair value of the awards is determined under generally accepted accounting principles. The assumptions used for determining values are set forth in Notes 2 and 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The amounts do not reflect the actual values that may be recognized by the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT

FISCAL YEAR-END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our Named Executive Officers as of December 31, 2009. Each grant of options or unvested stock awards is shown separately for each Named Executive Officer.

	OPTION AWARDS						STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units, or Other Rights That Have Not Vested ($)(7)
Keith Olsen	376,570	(1)	—		3.87	3/31/2014
Director, Chief Executive Officer and President	65,698		65,698	(3)	17.00	2/7/2017
	20,335		61,005	(4)	11.09	2/26/2018
	—		48,804	(5)	5.84	2/24/2019	32,536	657,553
George Pollock, Jr.	33,250		33,250	(3)	17.00	2/7/2017
Senior Vice President, Chief Financial Officer and Treasurer	10,291		30,876	(4)	11.09	2/26/2018
	—		24,700	(5)	5.84	2/24/2019	16,467	332,798
Ali Marashi	35,000		35,000	(3)	17.00	2/7/2017
Vice President of Engineering and Chief Information Officer	10,833		32,500	(4)	11.09	2/26/2018
	—		26,000	(5)	5.84	2/24/2019	17,333	350,300
Ernest Sampera	108,060	(2)	—		3.87	7/21/2014
Senior Vice President and Chief Marketing Officer	29,750		29,750	(3)	17.00	2/7/2017
	9,208		27,625	(4)	11.09	2/26/2018
	—		22,100	(5)	5.84	2/24/2019	14,733	297,754
Charles Browning	23,625		23,625	(3)	17.00	2/7/2017
Senior Vice President of Operations	7,312		21,938	(4)	11.09	2/26/2018
	—		17,550	(5)	5.84	2/24/2019	11,700	236,457
William Roach	23,625		23,625	(3)	17.00	2/7/2017
Senior Vice President of Sales	7,312		21,938	(4)	11.09	2/26/2018
	—		17,550	(5)	5.84	2/24/2019	11,700	236,457

(1)	Pursuant to the Predecessor’s 2003 Stock Incentive Plan, we granted stock options to Mr. Olsen to purchase 126,389 shares of Series D-2 Preferred Stock. As part of our corporate reorganization, outstanding options to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock.
(2)	Pursuant to the Predecessor’s 2003 Stock Incentive Plan we granted stock options to Mr. Sampera to purchase 20,000 shares of Series D-2 Preferred Stock. As part of our corporate reorganization, outstanding options to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock.
(3)	These options were granted on February 7, 2007 with a vesting schedule of 25% each year over four years.
(4)	These options were granted on February 26, 2008 with a vesting schedule of 25% each year over four years.
(5)	These options were granted on February 22, 2009 with a vesting schedule of 25% each year over four years.
(6)	These performance-based restricted stock awards were granted on February 22, 2009 with a three-year performance period (based on revenue and adjusted EBITDA from 2009 through 2011. The number of shares reported represent the targeted amounts of the awards. Actual results may cause our Named Executive Officers to earn more or fewer shares. For additional information related to the performance-based restricted stock awards, including performance targets, see the Compensation Discussion and Analysis” section of the proxy statement.
(7)	The market value shown was determined by multiplying the number of unearned performance-based restricted stock shares (at target) by $20.21, the closing price of our stock on December 31, 2009.

Option Exercises and Stock Vested

During the year ended December 31, 2009, none of our Named Executive Officers exercised options or acquired shares upon the vesting of stock awards.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if the Compensation Committee determines that doing so is in our best interest.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with nonqualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

DIRECTOR COMPENSATION

During 2009, non-employees directors were paid an annual fee of $40,000. The chairperson of our Audit Committee receives an additional annual fee of $15,000, and the chairpersons of our Compensation Committee and Corporate Governance and Nominating Committee each receive an additional annual fee of $10,000. Committee members receive an additional annual fee $5,000, prorated for their time of service during 2009. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings. On February 24, 2009, we granted options to purchase 5,000 shares of our common stock to each of our non-employee directors, with an exercise price of $5.84 and immediately vested.

Switch and Data uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, Switch and Data considers the competitive compensation trends for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Switch and Data.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kathleen Earley	52,063	15,550	67,613
George Kelly	50,000	15,550	65,550
William Luby	50,000	15,550	65,550
Arthur Matin	55,000	15,550	70,550
Keith Olsen	—	—	—
G. Michael Sievert	50,000	15,550	65,550
Michael Sileck	52,500	15,550	68,050
M. Alex White	60,000	15,550	75,550

(1)	Amounts shown in this column reflect the aggregate grant date fair value of the option awards granted to the directors in fiscal 2009. The grant date fair value of the awards is determined under generally accepted accounting principles. The assumptions used for determining values are set forth in Notes 2 and 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The amounts do not reflect the actual values that may be recognized by the directors.

Employment Agreements

As a result of the pending merger with Equinix, the stock options and restricted stock awards discussed below will be assumed by Equinix and “rolled over” into options and shares, respectively, of Equinix common stock on substantially the same terms and conditions as were applicable to such stock option or restricted stock award immediately prior to the effective time of the merger, except that: (i) the number of shares of Equinix common stock subject to the assumed Switch and Data stock option or restricted stock award will be determined by multiplying the number of shares of Switch and Data common stock subject to the stock option or restricted stock award immediately prior to the effective time by the option exchange ratio (as defined in the merger agreement), rounded down to the nearest whole share, and (ii) in the case of stock options, the per share exercise price for shares of Equinix common stock issuable upon exercise of the assumed Switch and Data stock option will be equal to the exercise price per share under the Switch and Data stock option divided by the option exchange ratio, rounded up to the nearest cent.

On December 16, 2008, we entered into an employment agreement with Keith Olsen to serve as our President and Chief Executive Officer. The employment agreement will be in effect for an indefinite period of time until terminated. The employment agreement provides for an initial base salary of $425,000 per year subject to periodic review and may be increased, but not decreased. The employment agreement also provides that Mr. Olsen shall be eligible for an annual bonus targeted at an amount not less than $250,000, subject to achievement of certain performance goals, and that he shall be entitled to receive or participate in our employee benefits plans on a basis that is no less favorable than those provided to other senior executives. The employment agreement may be terminated by us with or without cause and by Mr. Olsen with or without good reason. If the employment agreement is terminated for good reason by Mr. Olsen or without cause by us, Mr. Olsen will be entitled to receive: (A) in twelve equal monthly installments, the greater of (i) an amount equal to his base salary and bonus, if any, in the year prior to the year of termination, and (ii) $500,000; and (B) a continuation of benefits that were in effect as of the termination of the agreement, for a period of twelve months following termination. The employment agreement provides that, during his term of employment with us, and for a period of twelve months following any termination of employment with us, Mr. Olsen may not participate, directly or indirectly, in any capacity whatsoever, in any business in those states in which we or our affiliates are presently doing business or intend to do business within twelve months from the date of termination that is directly competitive with the business conducted by us or our affiliates, except that Mr. Olsen shall not be prohibited from owning 5% or less of the equity securities of any publicly held competitive business so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Olsen may not solicit our, or our affiliates’, employees or customers during his term of employment, and for a period of twelve months following the expiration or termination of his employment with us. If Mr. Olsen terminated his employment for good reason, or if we terminated Mr. Olsen’s employment without cause, on December 31, 2009, Mr. Olsen would have received (i) his base salary of $425,000 over the twelve-month period following the termination date, (ii) the amount of his 2008 annual bonus of $400,000, and (iii) his health benefits over the twelve-month period following the termination date, at a cost to us of approximately $11,000.

As of December 31, 2009, Mr. Olsen held 65,698 unvested stock options with an exercise price of $17.00 per share, 61,005 unvested stock options with an exercise price of $11.09 per share, 48,804 unvested stock options with an exercise price of $5.84 per share, and 32,536 performance-based restricted stock shares. The unvested restricted stock shares will terminate and the options will terminate and cease to be exercisable upon Mr. Olsen’s employment terminating, with exceptions in the event of termination without cause, resignation for good reason or termination within the one year of a change in control. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

On December 18, 2008, we entered into an employment agreement with George Pollock, Jr. whereby Mr. Pollock agreed to serve as our Senior Vice President, Chief Financial Officer and Treasurer. The employment agreement had an initial term that ended on December 31, 2009, however, it automatically extends for additional one-year terms unless either party provides written notice of termination at least 45 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $240,000 per year, which the Compensation Committee increased to $250,000 in 2009. The employment agreement also provides that Mr. Pollock shall be eligible for an annual bonus targeted at 50% of his base salary, subject to achievement of certain performance goals. Mr. Pollock is also entitled to participate in our health benefit plan and 401(k) plan. The employment agreement may be terminated by us with or without cause and by Mr. Pollock for good reason at any time. Pursuant to the terms of the employment agreement, a change of control constitutes good reason. If the agreement is terminated for good reason by Mr. Pollock or without cause by us, Mr. Pollock will be entitled to receive his base salary over the twelve-month period following the termination date plus the prorated bonus amount for that calendar year plus medical insurance premiums for a period of twelve months after such termination. Assuming Mr. Pollock’s employment was terminated without cause by us on December 31, 2009, we would pay to Mr. Pollock (i) $250,000 over the twelve-month period following the termination date, (ii) the amount of his 2009 annual bonus of $160,000, and (iii) continue his health benefits over the twelve-month period following the termination date, at a cost of approximately $11,000.

Mr. Pollock’s employment agreement provides that during his term of employment with us and for a period of twelve months following any termination of employment with us, he may not participate anywhere in the United States, directly or indirectly, in any capacity whatsoever, in any business that is competitive with the business conducted by us or our affiliates except that he shall not be prohibited from owning 1% or less of the equity securities of any publicly held competitive business so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Pollock may not solicit our, or our affiliates’, employees or customers for a period of twelve months following the expiration or termination of his employment with us.

As of December 31, 2009, Mr. Pollock held 33,250 unvested stock options with an exercise price of $17.00 per share, 30,876 unvested stock options with an exercise price of $11.09 per share, 24,700 unvested stock options with an exercise price of $5.84 per share, and 16,467 performance-based restricted stock shares. The unvested restricted stock shares will terminate and the unvested options will terminate and cease to be exercisable upon Mr. Pollock’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

On December 18, 2008, we entered into an employment agreement with Ernest Sampera whereby Mr. Sampera agreed to serve as our Senior Vice President and Chief Marketing Officer. The employment agreement had an initial term that ended on December 31, 2009, however, it automatically extends for additional one-year terms unless either party provides written notice of termination at least 30 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $215,000 per year, which the Compensation Committee increased to $222,000 in 2009. The employment agreement also provides that Mr. Sampera shall be eligible for an annual bonus targeted at 50% of his current base salary, subject to achievement of certain performance goals. Mr. Sampera is also entitled to participate in our employee benefit plans. The employment agreement may be terminated by us with or without cause and by Mr. Sampera for good reason at any time. If the employment agreement is terminated for good reason by Mr. Sampera or without cause by us, Mr. Sampera will be entitled to receive his base salary for a period of twelve months after such termination plus the amount of the prior year’s bonus, if any, and, as permitted by the applicable benefit plan or policy, a continuation of benefits for twelve months that were in effect as of the termination of the employment agreement. Assuming Mr. Sampera’s employment was terminated without cause by us on December 31, 2009, we would pay to Mr. Sampera (i) $222,000 over the twelve-month period following the termination date, (ii) the amount of his 2008 annual bonus of $175,000 in twelve equal monthly installments, and (iii) continue his health benefits over the twelve-month period following the termination date, at a cost of approximately $11,000. If Mr. Sampera’s employment is terminated without cause by us or for good reason by him within twelve months following a change in control, then the amounts provided in clauses (i) and (ii) above will be paid as a lump sum payment, in addition to the continuation of benefits described in clause (iii) above.

Mr. Sampera’s employment agreement provides that during his term of employment with us and for a period of twelve months following any termination of employment with us, he may not participate anywhere in the United States, directly or indirectly, in any capacity whatsoever, in any business that is competitive with the business conducted by us or our affiliates, except that he shall not be prohibited from owning 1% or less of the equity securities of any publicly held competitive business so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Sampera may not solicit our or our affiliates’, employees or customers for a period of twelve months following the expiration or termination of his employment with us.

As of December 31, 2009, Mr. Sampera held 29,750 unvested stock options with an exercise price of $17.00 per share, 27,625 unvested stock options with an exercise price of $11.09 per share, 22,100 unvested stock options with an exercise price of $5.84 per share, and 14,733 of unvested performance-based restricted stock shares. The unvested restricted stock shares will terminate and the unvested options will terminate and cease to be exercisable upon Mr. Sampera’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

We entered into an employment agreement with William Roach effective as of December 18, 2008 to serve as our Senior Vice President of Sales. The employment agreement had a stated term that ended on December 31, 2009, however, it automatically extends for a period of one year unless either party gives written notice to the other party on or before December 1 of the preceding year. The employment agreement provides that during the term, Mr. Roach shall be entitled to a base salary of $216,000 per year, which the Compensation Committee increased to $223,000 in 2009, plus variable compensation based upon management objectives and invoiced revenues, as set forth in our commission plan. The employment agreement also provides that Mr. Roach shall not be entitled to a bonus, other than as set forth in the commission plan, unless he is specifically included by the Board in a particular bonus program. Mr. Roach is also entitled to participate in our employee benefit plans. The employment agreement may be terminated by us with or without cause and by Mr. Roach for good reason at any time during the term of the agreement. If the employment agreement is terminated for good reason by Mr. Roach or without cause by us, Mr. Roach shall be entitled to receive his base salary for a period of nine months after such termination and, as permitted by the applicable benefit plan or policy, a continuation of benefits for nine months. Assuming Mr. Roach’s employment was terminated without cause by us on December 31, 2009, we would pay $167,250 (his 2009 base salary of $223,000 prorated over a nine-month period) to Mr. Roach over the nine-month period following the termination date and continue his health benefits over the six-month period following the termination date, at a cost to us of approximately $5,500.

As of December 31, 2009, Mr. Roach held 23,625 unvested stock options with an exercise price of $17.00 per share, 21,938 unvested stock options with an exercise price of $11.09 per share, 17,550 unvested stock options with an exercise price of $5.84 per share, and 11,700 performance-based restricted stock shares. The unvested restricted stock shares will terminate and the unvested options will terminate and cease to be exercisable upon Mr. Roach’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

On August 8, 2005, we extended, and Ali Marashi accepted, an offer of employment whereby Mr. Marashi agreed to serve as our Vice President, Engineering and Chief Information Officer. Pursuant to the terms of the offer, Mr. Marashi is entitled to a base salary of $200,000 per year, payable bi-weekly, and is eligible for an annual bonus targeted at 50% of his annual base salary. Mr. Marashi is also entitled to participate in our health benefit plan and 401(k) plan. The employment offer letter is silent as to the term of the arrangement, the circumstances under which employment may be terminated and the consequences of such a termination. As a result, we have no contractual obligation to provide any severance payments upon termination.

As of December 31, 2009, Mr. Marashi held 35,000 unvested stock options with an exercise price of $17.00 per share, 32,500 unvested stock options with an exercise price of $11.09 per share, 26,000 unvested stock options with an exercise price of $5.84 per share, and 17,333 performance-based restricted stock shares. The unvested restricted stock shares will terminate and the unvested options will terminate and cease to be exercisable upon Mr. Marashi’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

As of the date of this proxy statement, we have not entered into an employment agreement with Charles Browning, and we do not currently intend to enter into such an employment agreement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Switch & Data Facilities Company, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Switch & Data Facilities Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Compensation Committee

Arthur Matin (Chairperson)

G. Michael Sievert

George Kelly

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for consideration at Switch & Data’s 2011 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Switch & Data’s by-laws, as amended. To be eligible for inclusion, stockholder proposals must be received by Switch & Data’s Secretary no earlier than October 7, 2010 and no later than December 6, 2010. The Board will review any proposal from eligible stockholders that it receives within those dates and will determine whether any such proposal will be included in Switch & Data’s proxy materials for 2011.

In addition, the proxy solicited by the Board for the 2011 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 19, 2011.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposals on Which You May Vote—Information About the Board of Directors and Committees—Audit Committee,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Only one copy of the proxy statement, Annual Report and Notice is being delivered to stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders residing at that address. We will promptly deliver a separate copy of the proxy statement, Annual Report and Notice to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder. Written requests should be mailed to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. Oral requests may be made by calling Switch & Data Investor Relations toll free at (866) 797-2633. Any stockholder sharing a single copy of the proxy statement, Annual Report and Notice who wishes to receive a separate mailing of Switch & Data’s proxy statement, Annual Report and Notice in the future, and any stockholders sharing an address and receiving multiple copies of Switch & Data’s proxy statement, Annual Report and Notice who wish to share a single copy of those documents in the future, should notify us in writing at the foregoing address or by calling the foregoing telephone number.

SWITCH & DATA FACILITIES COMPANY, INC. 715 NORTH WESTSHORE BLVD. STE 650 TAMPA, FL 33607

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23408-P92010	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SWITCH & DATA FACILITIES COMPANY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) William Luby
02) Kathleen Earley

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data Facilities Company, Inc.’s independent registered certified public accountants for the fiscal year ending December 31, 2010.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M23409-P92010

SWITCH & DATA FACILITIES COMPANY, INC.

Annual Meeting of Stockholders

May 19, 2010 11:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints CLAYTON MYNARD and GEORGE POLLOCK, JR., or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Switch & Data Facilities Company, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Switch & Data Facilities Company, Inc., to be held at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, Florida 33607, on May 19, 2010, at 11:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS SWITCH & DATA FACILITIES COMPANY, INC.’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010 AND (3) IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL OTHER MATTERS THAT MAY BE BROUGHT BEFORE THE MEETING.

Continued and to be signed on reverse side